Exhibit 99
Meridian Interstate Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2011
Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
Boston, Massachusetts (April 26, 2011): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $3.2 million, or $0.15 per share (basic and diluted), for the quarter ended March 31, 2011, compared to $2.9 million, or $0.13 per share (basic and diluted), for the quarter ended March 31, 2010. The Company’s return on average assets was 0.69% for each of the quarters ended March 31, 2011 and March 31, 2010. For the quarter ended March 31, 2011, the Company’s return on average equity increased to 5.89% from 5.62% for the quarter ended March 31, 2010.
Richard J. Gavegnano, Chairman and Chief Executive Officer, noted, “I am pleased to report net income of $3.2 million, earnings per share of $0.15, a return on assets of 0.69% and a return on equity of 5.89% for the first quarter of 2011. Following our successful merger and integration of Mt. Washington Co-operative Bank last year, we are taking additional steps this year to build our market share and future earnings potential. During January, we opened an East Boston Savings Bank branch in the City of Revere and a Mt. Washington branch in Boston’s West Roxbury area. Another new Mt. Washington branch is scheduled to open in Boston’s South End by early summer with a new East Boston Savings Bank branch planned for Cambridge later in the year. At the same time, we are continuing our efforts to expand residential and commercial lending capacity in both divisions of the Bank.”
Net interest income decreased $336,000, or 2.3%, to $14.4 million for the quarter ended March 31, 2011 from $14.8 million for the quarter ended March 31, 2010. The net interest rate spread and net interest margin were 3.23% and 3.40%, respectively, for the quarter ended March 31, 2011, compared to 3.75% and 3.92%, respectively, for the quarter ended March 31, 2010. The decrease in net interest income was due primarily to deposit growth that was in excess of loan growth along with declines in yields on loans and securities for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010. The average balance of the Company’s loan portfolio increased $42.8 million, or 3.7%, to $1.194 billion, which was partially offset by a decline in the yield on loans of 12 basis points to 5.59% for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010. The average balance of the Company’s interest-bearing deposits increased $157.4 million, or 13.1%, to $1.357 billion, which was partially offset by a decline in the cost of deposits of five basis points to 1.37% for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010. The Company’s yield on interest-earning assets declined by 59 basis points to 4.69% for the quarter ended March 31, 2011 compared to 5.28% for the quarter ended March 31, 2010, while the cost of interest-bearing liabilities declined seven basis points to 1.46% for the quarter ended March 31, 2011 compared to 1.53% for the quarter ended March 31, 2010.
The Company’s provision for loan losses was $342,000 for the quarter ended March 31, 2011 compared to $1.4 million for the quarter ended March 31, 2010. This change was based primarily on management’s assessment of loan portfolio growth and composition changes, and an ongoing evaluation of credit quality and current economic conditions. The reduction in the provision for loan losses was primarily due to lower provision expense related to specific reserves recorded for impaired loans for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010. The allowance for loan losses was $10.3 million or 0.87% of total loans outstanding at March 31, 2011, compared to $10.2 million or 0.86% of total loans outstanding at December 31, 2010. Non-performing loans increased to $50.8 million, or 4.27% of total loans outstanding at March 31, 2011, from $43.1 million, or 3.64% of total loans outstanding at December 31, 2010. Non-performing assets increased to $55.8 million, or 2.93% of total assets, at March 31, 2011, from $47.2 million, or 2.57% of total assets, at December 31, 2010. Non-performing assets at March 31, 2011 were comprised of $22.9 million of construction loans, $9.5 million of commercial real estate loans, $11.7 million of one-to four-family mortgage loans, $4.2 million of multi-family mortgage loans, $2.5 million of home equity loans and foreclosed real estate of $5.0 million. Non-performing assets at March 31, 2011 included $16.2 million acquired in the Mt. Washington merger, comprised of $13.2 million of non-performing loans and $3.0 million of foreclosed real estate.

Non-interest income increased $1.1 million, or 45.3%, to $3.6 million for the quarter ended March 31, 2011 from $2.5 million for the quarter ended March 31, 2010, primarily due to increases of $867,000 in gain on sales of securities and $415,000 in equity income on investment from the Company’s Hampshire First Bank affiliate, partially offset by decreases of $118,000 in customer service fees and $129,000 in gain on sales of loans.
Non-interest expense increased $1.3 million, or 11.2%, to $12.6 million for the quarter ended March 31, 2011 from $11.3 million for the quarter ended March 31, 2010. This increase was due primarily to increases of $934,000 in salaries and employee benefits, $433,000 in occupancy and equipment expenses, and $110,000 in deposit insurance premiums, partially offset by decreases of $117,000 in foreclosed real estate expenses and $139,000 in other general and administrative expenses. The increases in non-interest expenses include employee, occupancy and equipment expenses associated with two new branches opened during the quarter ended March 31, 2011. The Company’s efficiency ratio was 73.40% for the quarter ended March 31, 2011 as compared to 65.72% for the quarter ended March 31, 2010.
Mr. Gavegnano noted, “The increase in our efficiency ratio for the first quarter of 2011 reflects the costs of additional staffing, facilities and other overhead expenses associated with our new branches and other business expansion efforts.”
The Company recorded a provision for income taxes of $1.9 million for the quarter ended March 31, 2011, reflecting an effective tax rate of 37.1%, compared to $1.7 million, or 37.1%, for the quarter ended March 31, 2010.
Total assets increased $64.9 million, or 3.5%, to $1.901 billion at March 31, 2011 from $1.836 billion at December 31, 2010. Cash and cash equivalents increased $31.8 million, or 20.4%, to $187.3 million at March 31, 2011 from $155.5 million at December 31, 2010. Securities available for sale increased $34.4 million, or 9.5%, to $395.0 million at March 31, 2011 from $360.6 million at December 31, 2010. Net loans increased $6.6 million, or 0.6%, to $1.180 billion at March 31, 2011 from $1.174 billion at December 31, 2010.
Total deposits increased $43.5 million, or 3.0%, to $1.499 billion at March 31, 2011 from $1.455 billion at December 31, 2010, including growth of $38.1 million in core deposits. This growth also reflects $18.2 million of new deposits in the two branches opened in January 2011. Total borrowings increased $9.2 million, or 6.2%, to $157.8 million at March 31, 2011 from $148.7 million at December 31, 2010, reflecting a $9.5 million increase in short-term borrowings.
Total stockholders’ equity increased $2.7 million, or 1.3%, to $218.3 million at March 31, 2011, from $215.6 million at December 31, 2010. The increase was due primarily to $3.2 million in net income partially offset by a $596,000 decrease in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities, net of tax. Stockholders’ equity to assets was 11.49% at March 31, 2011, compared to 11.74% at December 31, 2010. Book value per share increased to $9.72 at March 31, 2011 from $9.59 at December 31, 2010. Tangible book value per share increased to $9.11 at March 31, 2011 from $8.98 at December 31, 2010. Market price per share increased $2.26, or 19.2%, to $14.05 at March 31, 2011 from $11.79 at December 31, 2010. At March 31, 2011, the Company and the Bank continued to exceed all regulatory capital requirements.
As of March 31, 2011, the Company had repurchased 212,163 shares of its stock at an average price of $11.29 per share as included in treasury stock, or 44.9% of the 472,428 shares authorized for repurchase under the Company’s third stock repurchase program announced on April 9, 2010.
Mr. Gavegnano added, “Since December 2008, we have repurchased a total of 1,143,663 shares. Along with additional stock repurchases, we continue to evaluate various other opportunities to enhance shareholder value, including new business lines, potential mergers, strategic alliances and partnerships.”
Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 21 full service locations in the greater Boston metropolitan area including seven full service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in thousands)	2011	2010
ASSETS
Cash and due from banks	$187,197	$155,430
Federal funds sold	63	63

Total cash and cash equivalents	187,260	155,493

Certificates of deposit — affiliate bank	2,508	—
Securities available for sale, at fair value	395,034	360,602
Federal Home Loan Bank stock, at cost	12,538	12,538
Loans held for sale	2,815	13,013

Loans	1,190,510	1,183,717
Less allowance for loan losses	(10,323)	(10,155)

Loans, net	1,180,187	1,173,562

Bank-owned life insurance	34,146	33,829
Foreclosed real estate, net	4,966	4,080
Investment in affiliate bank	11,982	11,497
Premises and equipment, net	35,260	34,425
Accrued interest receivable	7,164	7,543
Prepaid deposit insurance	2,439	3,026
Deferred tax asset, net	5,792	5,441
Goodwill	13,687	13,687
Other assets	4,902	7,094

Total assets	$1,900,680	$1,835,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$115,988	$111,423
Interest-bearing	1,382,699	1,343,792

Total deposits	1,498,687	1,455,215

Short-term borrowings — affiliate bank	11,455	1,949
Short-term borrowings — other	10,042	10,037
Long-term debt	136,350	136,697
Accrued expenses and other liabilities	25,830	16,321

Total liabilities	1,682,364	1,620,219

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	97,165	97,005
Retained earnings	125,774	122,563
Accumulated other comprehensive income	7,442	8,038
Treasury stock, at cost, 215,554 and 192,218 shares at March 31, 2011 and December 31, 2010, respectively	(2,425)	(2,121)
Unearned compensation — ESOP, 693,450 and 703,800 shares at March 31, 2011 and December 31, 2010, respectively	(6,934)	(7,038)
Unearned compensation — restricted shares, 321,645 and 326,905 at March 31, 2011 and December 31, 2010, respectively	(2,706)	(2,836)

Total stockholders’ equity	218,316	215,611

Total liabilities and stockholders’ equity	$1,900,680	$1,835,830

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2011	2010
Interest and dividend income:
Interest and fees on loans	$16,446	$16,210
Interest on debt securities	3,105	3,441
Dividends on equity securities	253	205
Interest on certificates of deposit	8	17
Interest on other interest-earning assets	85	12

Total interest and dividend income	19,897	19,885

Interest expense:
Interest on deposits	4,573	4,199
Interest on short-term borrowings	10	29
Interest on long-term debt	879	886

Total interest expense	5,462	5,114

Net interest income	14,435	14,771
Provision for loan losses	342	1,374

Net interest income, after provision for loan losses	14,093	13,397

Non-interest income:
Customer service fees	1,296	1,414
Loan fees	231	158
Gain on sales of loans, net	436	565
Gain on sales of securities, net	867	—
Income from bank-owned life insurance	317	292
Equity income on investment in affiliate bank	485	70

Total non-interest income	3,632	2,499

Non-interest expenses:
Salaries and employee benefits	7,101	6,167
Occupancy and equipment	2,216	1,783
Data processing	809	754
Marketing and advertising	541	466
Professional services	644	720
Foreclosed real estate	37	154
Deposit insurance	625	515
Other general and administrative	651	790

Total non-interest expenses	12,624	11,349

Income before income taxes	5,101	4,547
Provision for income taxes	1,890	1,687

Net income	$3,211	$2,860

Income per share:
Basic	$0.15	$0.13
Diluted	$0.15	$0.13

Weighted average shares:
Basic	21,982,714	22,133,155
Diluted	22,095,617	22,133,155

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Three Months Ended March 31,
	2011			2010
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Loans	$1,194,169	$16,446	5.59%	$1,151,328	$16,210	5.71%
Securities and certificates of deposits	372,945	3,366	3.66	341,330	3,663	4.35
Other interest-earning assets	154,304	85	0.22	35,279	12	0.14

Total interest-earning assets	1,721,418	19,897	4.69	1,527,937	19,885	5.28

Noninterest-earning assets	137,038			138,229

Total assets	$1,858,456			$1,666,166

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$129,029	148	0.47	$107,768	128	0.48
Money market deposits	336,768	867	1.04	300,778	893	1.20
Regular and other deposits	191,668	260	0.55	178,937	246	0.56
Certificates of deposit	699,128	3,298	1.91	611,717	2,932	1.94

Total interest-bearing deposits	1,356,593	4,573	1.37	1,199,200	4,199	1.42
Borrowings	156,151	889	2.31	156,537	915	2.37

Total interest-bearing liabilities	1,512,744	5,462	1.46	1,355,737	5,114	1.53

Noninterest-bearing demand deposits	113,209			95,943
Other noninterest-bearing liabilities	14,399			10,970

Total liabilities	1,640,352			1,462,650
Total stockholders’ equity	218,104			203,516

Total liabilities and stockholders’ equity	$1,858,456			$1,666,166

Net interest-earning assets	$208,674			$172,200

Net interest income		$14,435			$14,771

Interest rate spread			3.23%			3.75%
Net interest margin			3.40%			3.92%
Average interest-earning assets to average interest-bearing liabilities		113.79%			112.70%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Highlights
(Unaudited)

	At or For the Three Months Ended
	March 31,
	2011	2010
Key Performance Ratios
Return on average assets (1)	0.69%	0.69%
Return on average equity (1)	5.89	5.62
Stockholders’ equity to total assets	11.49	11.95
Interest rate spread (1) (2)	3.23	3.75
Net interest margin (1) (3)	3.40	3.92
Non-interest expense to average assets (1)	2.72	2.72
Efficiency ratio (4)	73.40	65.72

	March 31,	December 31,	March 31,
	2011	2010	2010
Asset Quality Ratios
Allowance for loan losses/total loans	0.87%	0.86%	0.92%
Allowance for loan losses/non-performing loans	20.32	23.54	31.45
Non-performing loans/total loans	4.27	3.64	2.93
Non-performing loans/total assets	2.67	2.35	1.97
Non-performing assets/total assets	2.93	2.57	2.26

Share Related
Book value per share	$9.72	$9.59	$9.08
Tangible book value per share	$9.11	$8.98	$8.54
Market value per share	$14.05	$11.79	$10.40
Shares outstanding	22,462,801	22,480,877	22,615,294

(1)	Annualized.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.